UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported) August 14, 2017

PHOTRONICS, INC.
(Exact name of registrant as specified in its charter)

Connecticut	0-15451	06-0854886
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

15 Secor Road, Brookfield, CT	06804
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, including area code (203) 775-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)

Emerging growth company           ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into Material Definitive Agreement

Investment Agreement to Expand FPD Manufacturing Into China

On August 14, 2017 Photronics, Inc. (the “Company”) issued a press release announcing that Photronics UK, Ltd., a wholly owned subsidiary of the Company, signed an investment agreement with Hefei State High-tech Industry Development Zone, in Hefei, China, to establish a manufacturing facility in Hefei, China. Under the terms of the agreement, the Company, through its subsidiary, will invest a minimum of $160 million to build and operate a facility to engage in research and development, manufacture and sale of a state-of-the-art manufacturing facility for high-end and mainstream FPD photomask production, with capability up to G10.5+ and AMOLED. Hefei State High-tech Industry Development Zone will provide certain investment incentives and support.

A copy of the press release is attached to this 8-K and furnished as Exhibit 99.1 to this report.

Item 2.02	Results of Operation and Financial Condition

On August 14, 2017, the Company issued a press release reporting third quarter fiscal 2017 results.

A copy of the press release is furnished as Exhibit 99.2 to this report. The information contained in this Item 2.02 and the attached Exhibits 99.2, 99.3, 99.4, 99.5, and 99.6 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be incorporated by reference in any filing under the Securities Act of 1933 except as shall be expressly set forth by specific reference in such filing.

On August 14, 2017, the Company will conduct a conference call during which certain unaudited, non-GAAP financial information related to the Company’s operations for the three months ended July 30, 2017 will be disclosed. This information is set forth in Exhibit 99.6.

EBITDA is a non-GAAP financial measure that the Company defines pursuant to its credit agreement. The Company believes that EBITDA is generally accepted as providing useful information regarding the operational strength and performance of its business, including the ability of the Company to pay interest, service debt and fund capital expenditures. The Company’s method for calculating EBITDA may not be comparable to methods used by other companies but is the same method the Company uses for calculating EBITDA under its credit facility. The Company has included in the press release certain reconciliation information for EBITDA to its most directly comparable financial measure of net income calculated and reported in accordance with GAAP.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 14, 2017, the Company announced that Sean T. Smith the Company’s senior vice president and chief financial officer, will resign from the Company as CFO effective September 4, 2017. Mr. Smith served in this role since 2002. Mr. Smith will remain as principal accounting officer and principal financial officer through September, and then as a consultant through early December, 2017.

The Company has named John P. Jordan as senior vice president, chief financial officer, effective September 5, 2017. Mr. Jordan, 71, has most recently been vice president, chief financial officer, treasurer and controller of AstroNova, Inc. Before joining AstroNova, Mr. Jordan served as vice president, CFO and treasurer of Zygo Corporation from 2011 to 2014. Prior to that he was vice president, CFO and treasurer of Baldwin Technology Company, Inc. for four years.

Mr. Jordan has signed a three year employment agreement with the Company pursuant to which he will be receive an annual rate of compensation of $345,000 annually, paid biweekly. He will also be granted 30,000 shares of restricted stock. Additionally, Mr. Jordan will receive a company car, plus all related expenses as per company policy, four weeks annual vacation, and is eligible to participate in Photronics’ health and insurance plans as described in Photronics’ handbook. Mr. Jordan’s Employment Agreement also provides for certain severance, confidentiality and non-compete provisions. The Employment Agreement automatically renews for successive one year terms unless terminated as provided for under the Employment Agreement.

There are no arrangements or understandings between Mr. Jordan and any other person pursuant to which Mr. Jordan was appointed as an officer of the Company. There are no family relationships between Mr. Jordan and any director or executive officer of the Company. Mr. Jordan is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The press release issued on August 14, 2017, by the Company announcing the changes discussed above is attached hereto as Exhibit 99.7 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits
99.1	Press Release Dated August 14, 2017
99.2	Press Release Dated August 14, 2017
99.3	Condensed Consolidated Statements of Income
99.4	Condensed Consolidated Balance Sheets
99.5	Condensed Consolidated Statements of Cash Flows
99.6	Reconciliation of GAAP to Non-GAAP Financial Information
99.7	Press Release Dated August 14, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTRONICS, INC.
(Registrant)

DATE: August 14, 2017	BY	/s/ Richelle E. Burr
Richelle E. Burr
Vice President, General Counsel

PHOTRONICS, INC.